Exhibit 99.1

[LOGO OF ASTORIA FINANCIAL CORPORATION]
One Astoria Federal Plaza, Lake Success,
NY 11042-1085(516)327-3000
                                                                    NEWS RELEASE

                               Contact: Peter J. Cunningham
                                        First Vice President, Investor Relations
                                        516-327-7877
FOR IMMEDIATE RELEASE                   ir@astoriafederal.com

 ASTORIA FINANCIAL CORPORATION ANNOUNCES NEW 10 MILLION SHARE REPURCHASE PROGRAM

Lake Success, New York, December 22, 2005 -- Astoria Financial Corporation (NYSE: AF) announced that its Board of Directors approved the Company's eleventh stock repurchase program which authorizes the purchase of ten million shares, or approximately 10% of its outstanding common stock, in open-market or privately negotiated transactions. The newly approved repurchase program will commence immediately upon completion of the current stock repurchase program of which 322,300 shares remain.

        George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria Financial commented, "In approving the new stock repurchase authorization, the Board of Directors is demonstrating its commitment to enhancing shareholder value and providing the Company with continued flexibility in capital management."

        Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.6 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.8 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in twenty-three states, primarily the East Coast and the District of Columbia, and through correspondent relationships in forty-four states and the District of Columbia.